Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS THIRD QUARTER FISCAL 2009 RESULTS
     FREMONT, Calif., Feb. 3, 2009 — Asyst Technologies, Inc. (Nasdaq: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity , today reported financial results for its fiscal third quarter ended Dec. 31, 2008.
     Net loss for the fiscal third quarter in accordance with GAAP was $7.3 million, or $0.14 per share. This compares with a net loss of $100.0 million, or $1.98 per share, in the fiscal second quarter, which included the impact of a non-cash goodwill impairment charge of $89.4 million. Non-GAAP net loss for the fiscal third quarter was $4.8 million, or $0.10 per share, which compares with $7.8 million, or $0.15 per share, in the prior sequential quarter.
     Net sales for the fiscal third quarter were $83.0 million, which compares with $95.1 million in the prior sequential quarter. Net sales related to automated material handling systems (AMHS) were $67.6 million, which compares with $70.1 million in the prior sequential quarter. Net sales related to tool and fab automation solutions were $15.4 million, which compares with $25.0 million in the prior sequential quarter.
     Steve Schwartz, chair and chief executive officer of Asyst, said, “We have taken significant action over the past several months to reduce the company’s cash breakeven level and to position the business for the challenging economic environment. Over the first three quarters of the current fiscal year, we have reduced ongoing annual operating expenses by approximately $25 million and reduced the quarterly cash breakeven sales level to approximately $75 million. In the fiscal fourth quarter we are taking further actions, which we expect will result in an additional $30-$35 million of annual savings and a $55 million quarterly cash breakeven level entering the fiscal year that begins April 1. In the fiscal third quarter we achieved gross margin of 31%, up significantly from the prior sequential quarter despite lower volume. This is consistent with our objectives and reflects continuing improvements in our supply chain. Bookings in the fiscal third quarter were $92 million, which allowed us to build backlog for the second consecutive quarter. All of these accomplishments are positioning us to weather what we believe will continue to be a challenging environment in the coming fiscal year.”
     Cash as of the end of the quarter was $77 million, which compares with $79 million in the prior quarter and $78 million for the same quarter last year. The company generated positive adjusted EBITDA of $0.4 million in the quarter, compared with an adjusted EBITDA loss of $2.6 million in the prior sequential quarter. In the current business conditions, the company is focused on generating positive cash flow before changes in working capital to support continued investment in new products and the servicing of its debt. The company was in compliance with the covenants under its principal credit facility as of Dec. 31, 2008. However, as previously announced, the company anticipates that it will need a waiver or amendment of certain covenants as of the quarter ending Mar. 31, 2009. The company believes that its bank relationships are good and currently is negotiating with its banks for such a waiver or amendment. However, there can be no assurance that a waiver or amendment will be granted or that the terms of any such waiver or amendment will be favorable to the company.
     The company provided the following guidance for the fiscal fourth quarter ending Mar. 31, 2009:
•	Consolidated net sales are expected to be in the range of $65 to $75 million. AMHS sales are expected to be in the range of $55 to $60 million, and tool and fab automation sales are expected to be in the range of $10 to $15 million.

•	Net loss in accordance with GAAP is expected to be in the range of $0.20 to $0.25 per share, including the impact of $3 to $5 million of restructuring charges related to the aforementioned cost reductions.

•	Non-GAAP net loss is expected to be in the range of $0.15 to $0.19 per share. In calculating non-GAAP net loss per share, the company expects to exclude approximately $4 million to $6 million for restructuring charges and intangibles amortization, net of taxes.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-205-0033. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. A telephone instant replay is available for two weeks following the call, by dialing 303-590-3000, followed by the passcode 11126030#
About Our Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, Asyst also reports certain non-GAAP financial measures. These include “adjusted EBITDA,” and adjusted net income and net income per share, referred to respectively as “non-GAAP net income” and “non-GAAP net income per share.” These non-GAAP measures exclude the effect of amortization of intangible assets, impairment charges, restructuring charges associated with facility and severance benefits associated with headcount reductions, write-off of fees from the early extinguishment of debt, write-off of deferred financing costs resulting from amendment to our credit facility, incremental proxy contest costs and related professional fees, fees and expenses related to the early redemption of convertible debentures, non-recurring foreign currency translation gains (losses) from inter-company loans, and the associated income tax effect related to these non-GAAP adjustments. Adjusted EBITDA excludes the items listed above as well as the impact of income taxes, interest charges, depreciation, and stock-based compensation expense. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares — diluted. Asyst’s management believes the non-GAAP information is useful because it can enhance the understanding of the company’s ongoing operating performance; Asyst also uses non-GAAP reporting internally to evaluate and manage its operations. Asyst has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how Asyst analyzes its operating results internally. Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with those of other companies in our industry. The non-GAAP net income and non-GAAP net income per share should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Asyst’s results as reported under GAAP.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results, and other factors more fully detailed in the company’s Annual Report on Forms 10-K and 10-K/A for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: our ability to achieve forecasted cost reductions, revenues, margins and profitability; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; ability to maintain or expand market share in our product segments; ability to improve gross margins through product cost reduction, volume increases, and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the volatility of semiconductor industry cycles and the depth and duration of industry downturns; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay the recognition, amount, or timing of our forecasted revenue or bookings; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; failure to obtain a waiver or amendment of our covenant requirements under our principal credit facility as of Mar. 31, 2009 and/or as of future quarters, at all or on terms that will be favorable to the company or our shareholders; and other factors more fully detailed in the company’s Annual Report on Forms 10-K and 10-K/A for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark, of Asyst Technologies, Inc. Copyright 1993-2009, Asyst Technologies, Inc. All Rights Reserved.
Contact: John Swenson
Vice President, Investor Relations & Corporate Treasurer
510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	December 31,	March 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$76,551	$95,669
Accounts receivable, net	92,056	119,717
Inventories	33,654	39,407
Prepaid expenses and other	17,104	18,983

Total current assets	219,365	273,776

Long-term Assets:
Property and equipment, net	30,648	29,452
Goodwill	3,397	98,777
Intangible assets, net	23,118	29,271
Other assets	19,254	14,377

Total long-term assets	76,417	171,877

Total assets	$295,782	$445,653

Liabilities, minority interest & shareholders’ equity
Current liabilities:
Short-term loans and notes payable	$75,277	$36,167
Current portion of long-term debt and capital leases (1)	81,820	7,011
Accounts payable	82,132	94,666
Accrued and other liabilities	70,712	77,303
Deferred margin	5,423	5,844

Total current liabilities	315,364	220,991

Long-term liabilities:
Long-term debt and capital leases, net of current portion (1)	1,897	112,667
Deferred tax and other long-term liabilities	20,625	24,261

Total long-term liabilities	22,522	136,928

Minority interest	117	134

Shareholders’ equity	(42,221)	87,600

Total liabilities, minority interest and shareholders’ equity	$295,782	$445,653

(1)	In accordance with EITF No. 86-30, “Classification of Obligations When a Violation is Waived by a Creditor,” we reclassified the long-term portion of our KeyBank National Association credit facility as current. However, this reclassification did not change or accelerate the repayment schedule or maturity of the credit facility (which currently matures July 2012).

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2008	Sept 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Net sales	$82,983	$95,115	$106,475	$278,442	$362,931
Cost of sales	56,867	71,363	73,914	202,641	251,344

Gross profit	26,116	23,752	32,561	75,801	111,587

Operating expenses
Research and development	8,615	9,875	10,526	29,383	27,900
Selling, general and administrative	18,321	19,377	20,873	57,906	66,026
Amortization of acquired intangible assets	1,299	2,994	2,970	7,550	13,898
Restructuring charges	2,165	328	38	2,969	1,019
Goodwill impairment charge	—	89,431	—	89,431	—

Total operating expenses	30,400	122,005	34,407	187,239	108,843

(Loss) income from operations	(4,284)	(98,253)	(1,846)	(111,438)	2,744

Write-off of fees related to early extinguishment of debt and early redemption of convertible securities	—	—	—	—	(3,135)
Other income (expense), net	(5,331)	(3,263)	429	(15,257)	(1,581)

Loss before income taxes and minority interest	(9,615)	(101,516)	(1,417)	(126,695)	(1,972)
Benefit from income taxes	2,314	1,522	562	8,845	1,203
Minority interest	(6)	(4)	(12)	(12)	(25)

Net loss	$(7,307)	$(99,998)	$(867)	$(117,862)	$(794)

Basic and diluted net loss per share	$(0.14)	$(1.98)	$(0.02)	$(2.33)	$(0.02)

Shares used in computing basic net loss per share	50,669	50,592	49,750	50,516	49,622

Shares used in computing diluted net loss per share	50,669	50,592	49,750	50,516	49,622

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2008	Sept 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

GAAP net loss	$(7,307)	$(99,998)	$(867)	$(117,862)	$(794)

Non-GAAP adjustments:
Amortization of acquired intangible assets	1,299	2,994	2,970	7,550	13,898
Restructuring charges	2,165	328	38	2,969	1,019
Write-off of previously deferred financing costs as a result of an amendment to our credit facility	—	—	—	906	—
Write-off of fees related to early extinguishment of debt and early redemption of convertible debentures	—	—	—	—	3,135
Incremental proxy contest costs and related professional fees incurred	229	707	—	1,355	—
Foreign currency translation	—	—	—	—	1,386
Goodwill impairment charge	—	89,431	—	89,431	—
Income tax effect of Non-GAAP adjustments	(1,216)	(1,252)	(1,122)	(4,214)	(6,136)

Non-GAAP net (loss) income	$(4,830)	$(7,790)	$1,019	$(19,865)	$12,508

Diluted net (loss) income per share
GAAP	$(0.14)	$(1.98)	$(0.02)	$(2.33)	$(0.02)
Non-GAAP	$(0.10)	$(0.15)	$0.02	$(0.39)	$0.25

Weighted shares used in the per share calculation — diluted (GAAP)	50,669	50,592	49,750	50,516	49,622
Non-GAAP adjustment	—	—	165	—	534

Weighted shares used in the per share calculation — diluted (Non-GAAP)	50,669	50,592	49,915	50,516	50,156

GAAP net loss	$(7,307)	$(99,998)	$(867)

Non-GAAP adjustments:
Interest expense (excluding amortization of financing fees)	2,290	1,867	1,858
Benefit from income taxes	(2,314)	(1,522)	(562)
Depreciation and amortization	3,742	5,198	5,157
Share-based compensation expense	1,572	1,410	1,553
Restructuring charges	2,165	328	38
Goodwill impairment charge	—	89,431	—
Incremental proxy contest costs and related professional fees incurred	229	707	—

Adjusted EBITDA	$377	$(2,579)	$7,177